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                                                                    Exhibit 21.1

                SUBSIDIARIES OF NORTH POINTE HOLDINGS CORPORATION

NORTH POINTE FINANCIAL SERVICES, INC., a Michigan corporation owned 100% by North Pointe Holdings Corporation

ALLIANCE SURETY HOLDINGS, INC., a Michigan corporation owned 100% by North Pointe Holdings Corporation

NORTH POINTE INSURANCE COMPANY, a Michigan corporation owned 100% by North Pointe Financial Services, Inc.

SOUTH POINTE FINANCIAL SERVICES, INC., a Michigan corporation owned 100% by North Pointe Financial Services, Inc.

NORTH PREMIUM FINANCE COMPANY, a Michigan corporation owned 100% by North Pointe Financial Services, Inc.

NORTH POINTE CASUALTY INSURANCE COMPANY, a Florida corporation owned 100% by North Pointe Financial Services, Inc.